Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 25, 2024, except for Note 2, as to which the date is August 15, 2024 and for the effects of the Reverse Stock Split completed by the Company on December 31, 2024 as disclosed in Note 1 as to which the date is March 27, 2025, relating to the consolidated financial statements of Coeptis Therapeutics Holdings, Inc. (the “Company”) as of and for the years ended December 31, 2023, and 2022, in the Company’s Registration Statement on Form S-1/A Amendment No. 2 (the “Registration Statement”), which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

April 3, 2025